exhibit 10.6

Transition AGREEMENT

THIS Transition Agreement (this “Agreement”), by and between DAVID J. ANDERSON (“you”), an individual resident at, ______ , and honeywell international inc., a Delaware corporation, (the “Company” or “Employer”) and its shareholders, subsidiaries, divisions, affiliates, and/or related business entities, and with respect to each of them, their predecessors, successors and assigns, employee benefit plans or funds, and with respect to each such entity, all of its or their past, present and/or future directors, officers, attorneys, counsel, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the “Company Entities”), made this 7th day of April, 2014.

1.	EMPLOYMENT AND Termination Date.

(a) You have communicated your desire to retire from your position with the Company as its Chief Financial Officer (“CFO”). You therefore agree that your employment with the Company shall terminate on May 31, 2014 (the “Separation Date”). As of the Separation Date, you shall have experienced a “separation from service” as provided for in Section 1.409A-1(h) of the Final Regulations under Section 409A of the Internal Revenue Code (as amended) (the “Code”). After the Separation Date, you shall not represent yourself as being an employee, officer, agent or representative of the Company for any purpose. The Separation Date shall be the termination date of your employment and your separation from service for purposes of participation in and coverage under all benefit and pension plans and programs sponsored by or through the Company Entities, except as otherwise provided herein or in the underlying plan documents. Effective as of the Separation Date (or earlier if directed by the Company), you agree to resign from all board memberships and any other positions that you hold in connection with your employment with the Company and to execute any implementing documentation that the Company may reasonably request in connection with such resignations, including signing and delivering to the Company the “omnibus resignation” set forth in Exhibit A attached hereto.

(b) Effective as of April 7, 2014, you shall cease to be the CFO of the Company. Thereafter, you shall remain employed by the Company through the Separation Date in an executive level position and shall perform such duties and tasks as the Company’s CEO may reasonably delegate to you from time to time.

(c) Through the Separation Date, your base salary shall continue to be paid at the current 2014 level (without any adjustment for 2014).

(d) Through the Separation Date, you shall remain eligible to continue to participate in the Company’s employee benefits plans and programs that you were participating in immediately prior to the date hereof; provided, however, in no event shall you be entitled to any further awards of stock options, growth units or restricted units.

(e) The Consulting Agreement attached as Exhibit B hereto (the “Consulting Agreement”) describes the treatment of certain stock options, restricted stock units and Growth Plan awards under the circumstances outlined therein and made a part hereof.

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(f) You will be eligible for a pro-rated bonus for 2014 based on the Company and your individual performance, as determined by the Management Development and Compensation Committee of the Company’s Board of Directors in its sole discretion, but with a particular emphasis on your efforts to transition your responsibilities to your CFO-successor.

(g) Effective as of April 7, 2014, you shall no longer have the independent authority to bind the Company or any of its divisions or business units without the Company’s prior written authorization and you hereby agree and covenant that you will not enter into any agreements or otherwise bind the Company in any manner without the Company’s prior written consent.

(h) For purposes of this Agreement, the Company may terminate your employment with Cause upon the occurrence of any one of the following: (i) your failure (other than as a result of your illness, disability or death) or refusal to materially perform your duties to the Company as set forth herein; (ii) your gross negligence or willful misconduct (including, but not limited to, acts of fraud, criminal activity, professional misconduct, dishonesty, or breach of trust or fiduciary duty) in connection with the performance of your duties and responsibilities to the Company or with regard to the Company or its assets; (iii) your indictment for, conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving fraud, dishonesty or moral turpitude; or (iv) your material breach of this Agreement or any other written agreement between you and the Company, or your material violation of any written policy of the Company, which material breach or violation you have not cured within thirty (30) days of written notice to you from Company of the specific acts or omissions comprising such material breach or violation (“Breach Notice”). In such case, you shall be ineligible to receive the Consideration described in Section 3 below.

(i) In the event you voluntarily resign your employment with the Company prior to the Separation Date, this Agreement shall terminate and you shall be ineligible to receive the Consideration described in Section 3 below.

(j) In the event (i) you die, or (ii) the Company terminates your employment other than for Cause (as defined in subparagraph (h) above), prior to the Separation Date, this Agreement shall terminate; provided, however, you or your estate, as the case may be, shall nevertheless be entitled to the Consideration described in Sections 1(e)-(f) above.

2.	Post Termination CONSULTING agreement.

Effective the day after the Separation Date, and subject to the conditions set forth herein, you agree to enter into the Consulting Agreement and the Company shall enter into such Consulting Agreement with you. The agreement between you and the Company to enter into the Consulting Agreement shall be subject to, and contingent upon, the following: (i) the continuation of your employment through the Separation Date or such earlier date of termination of employment without Cause or with Company consent; and (ii) your continued compliance with the terms and conditions of this Agreement and any other agreement between you and the Company.

3.	Consideration.

The Company has agreed to enter into this Agreement in reliance on your full and strict compliance with the terms and conditions set forth herein. The provisions of this Agreement, including the agreement by the Company to continue your employment through the Separation

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Date, the treatment of certain compensation items under Section 1 above, and the agreement to enter into the Consulting Agreement effective as of the Separation Date, constitute additional consideration above and beyond what you otherwise are entitled to under existing circumstances and your existing agreements with the Company, and all such additional amounts (collectively, the “Consideration”) constitute value that will be available to you only in return for your execution and performance under this Agreement (and the exhibits attached hereto). If you choose not to sign and comply with this Agreement in the form provided to you, you will not be entitled to the full Consideration. Instead, you will be treated as having voluntarily retired from the Company under all applicable severance plans, employee benefit plans, stock plans and personnel policies.

4.	GENERAL Release of Claims.

(a) In exchange for entering into this Agreement (including the Exhibits attached hereto) and the Consideration set forth herein, you do hereby waive and do hereby release, knowingly and willingly, the Company, the Company Entities, and, with respect to each and all of them, their predecessors, successors and assigns (collectively the “Honeywell Group”), from any and all claims of any nature whatsoever you have arising out of your employment and/or the termination of your employment with the Honeywell Group, known or unknown, including but not limited to any claims you may have under federal, state or local employment, labor, or anti-discrimination laws, statutes and case law and specifically claims arising under the federal Age Discrimination in Employment Act, the Civil Rights Acts of 1866 and 1964, as amended, the Americans with Disabilities Act, Executive Order 11246, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Labor-Management Relations Act, the Equal Pay Act and the Worker Adjustment Retraining and Notification Act, the New Jersey Law Against Discrimination, N.J.S.A. 10:15-1, et seq., the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1 to 19-8, the New Jersey Wage and Hour Act, N.J.S.A. 34-11-56a, et seq., New Jersey common law and any and all other applicable state, county or local ordinances, statutes or regulations, including claims for attorneys’ fees; provided, however, that this release does not apply to claims under ERISA Section 502(a)(1)(B) for benefits under Honeywell Group sponsored benefit plans covered under ERISA (other than claims for severance and severance related benefits), does not apply to claims arising out of obligations expressly undertaken in this Agreement, and does not apply to claims arising out of any act or omission occurring after the date you sign this Agreement. All claims, including contingent claims, for incentive compensation awards under any Honeywell Group plan or payroll practice, along with any claims under any state wage and hour laws, are specifically subject to this release of claims. Any rights to benefits (other than severance benefits) under Honeywell Group sponsored benefit plans are governed exclusively by the written plan documents.

By virtue of the foregoing, you agree that you have waived any damages and other relief available to you (including, without limitation, monetary damages, equitable relief and reinstatement) with respect to any claim or cause of action released in this Section 4. Therefore, you agree that you will not accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other person or by any governmental agency) with respect to any claim or right waived in this Agreement.

Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent you from filing a charge with, or participating in an investigation conducted by, the Equal Employment Opportunity Commission (“EEOC”); provided, however, you agree and covenant that should you or any other person, organization, or other entity file, charge,

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claim, or cause or permit to be filed any charge with the EEOC against the Honeywell Group involving any matter occurring at any time in the past, you will not seek or accept any personal relief (including, but not limited to, any monetary award, recovery, relief or settlement).

You acknowledge and understand that you have accepted the Consideration referenced in this Agreement in full satisfaction of all claims and obligations of the Honeywell Group to you regarding any matter or incident up to the date you execute this Agreement (except to the extent expressly excepted from the terms of this Agreement) and you affirmatively intend to be legally bound thereby.

You hereby agree and acknowledge that you are not entitled to receive any additional payments or benefits from the Honeywell Group related to your employment or termination of employment other than as expressly provided herein.

(b) Representation. You represent that you have not filed or permitted to be filed against the Honeywell Group, individually or collectively, any lawsuits and you covenant and agree that you will not do so at any time hereafter with respect to the subject matter of this Agreement and claims released pursuant to this Agreement (including, without limitation, any claims relating to, or arising from, the termination of your employment). As of the date you sign this Agreement, you represent that you have no physical or mental disability resulting from your employment with the Honeywell Group which would form the basis for a workers’ compensation claim against the Honeywell Group.

5.	TRANSITION.

You agree that it is an essential term and condition of this Agreement that you cooperate fully with the Company prior to and up to the Separation Date (and thereafter pursuant to the Consulting Agreement) to assist in any and all transition matters associated with your retirement and replacement as the Company’s CFO.

6.	Confidentiality.

You acknowledge and agree that any agreements signed by you relating to intellectual property and confidential information acquired by you as a result of your employment with the Company Entities remain in full force and effect and place legal obligations upon you that continue beyond your employment with the Company Entities. In further exchange for the Consideration you receive under this Agreement, you agree to abide by the covenants as set forth herein and with respect to any knowledge or information you may have acquired during your employment with the Company Entities.

Nothing in this Agreement (or any exhibit or attachment thereto) shall be construed to prohibit you from reporting any accounting, internal accounting control, or auditing matter to any federal regulatory agency, any federal law enforcement agency, or any Member of Congress or any committee or subcommittee of Congress. Nor shall this Agreement (or any exhibit or attachment thereto) be construed to prohibit you from engaging in any activity protected by 18 U.S.C. § 1514A.

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You agree that neither this Agreement nor any version of this Agreement shall be admissible in any forum as evidence against the Company or you except in a proceeding to enforce this Agreement.

7.	Return of Property.

As of the Separation Date (or earlier if requested by the Company), you shall surrender to the Company all files, correspondence, memoranda, notes, records, manuals or other documents or data pertaining to the Company’s business (including, but not limited to, customer lists, business plans, technology roadmaps, AOP presentations, STRAPs, etc.) or your employment (including all copies thereof) however prepared and whether maintained in paper or electronic format. You will also leave with the Company all materials involving any confidential information of the Company Entities. You also shall surrender all other Company material in your possession (including any computers, pagers, card keys, PDAs, cellular phones, etc.). All such information and materials, whether or not made or developed by you, shall be the sole and exclusive property of the Company, and you hereby assign to the Company all of your right, title and interest in and to any and all of such information and materials. Further, at the Company’s request, you shall represent in a writing satisfactory to the Company that, as of the Separation Date (or the date of such representation), you have returned to the Company all property belonging to the Company Entities.

8.	Non-Disparagement.

At no time on or after the date hereof will you make any statement, publicly or privately (including, without limitation, to members of the business press or equity analysts, but excepting your legal advisors), which would be disparaging (as defined below) to the Company Entities, businesses, strategies, prospects, condition, or reputation or that of directors, employees, officers or members; provided, however, that nothing contained in any provision of this Agreement shall preclude you from making any statement in good faith which is required by any applicable law or regulation or the order of a court or other governmental body. For purposes of this Agreement, the term “disparaging” shall mean any statement or representation (whether oral or written and whether true or untrue) which, directly or by implication, tends to create a negative, adverse or derogatory impression about the subject of the statement or representation or which is intended to harm the reputation of the subject of the statement or representation. For the avoidance of doubt, you agree that you will not write or contribute to a book, article or other media publication, whether in written or electronic format, that is in any way descriptive of the Company Entities or your career with the Company without submitting a draft thereof, at least thirty (30) days in advance, to the Company’s Senior Vice President and General Counsel, whose judgment about whether such book, article or other media publication is disparaging shall be determinative.

At no time on or after the date hereof will the Company (by any of its officers, directors or other senior managers or persons with knowledge of this Agreement) make any statement, publicly or privately, which would be disparaging to you; provided, however, that nothing contained in any provision of this Agreement shall preclude the Company from making any statement in good faith that is required by any applicable law or regulation or the order of a court or other governmental body.

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9.	Material Breach.

(a) Any breach by you of the provisions of Sections 6, 7 and 8 above shall be considered a material breach (“Material Breach”) of this Agreement. In the event that you have committed a Material Breach, you consent to the entry by the Company Entities of injunctive relief against you, provided that any injunctive relief shall be in addition to the Company Entities’ right to pursue any and all of their remedies under the law. You further agree that the Company Entities may obtain injunctive relief without the posting of a bond.

(b) You understand that your Material Breach shall excuse the Company from performing further under this Agreement (and the Consulting Agreement), and the Company shall be entitled to repayment of the Consideration provided hereunder or thereunder upon demand as expressly provided herein.

(c) In the event of a Material Breach, where possible, the time periods set forth in the relevant provisions hereof shall be extended for the period of time you remain in violation of such provisions. Furthermore, you also agree to indemnify and hold the Company harmless from any and all losses suffered by the Company as a result of any violation or threatened violation of any of your representations, warranties, covenants or undertakings set forth in this Agreement, and you agree to pay the Company’s reasonable attorneys’ fees and other expenses incurred to enforce this Agreement.

(d) Any material breach by the Company of any of its obligations under this Agreement, which material breach the Company has not cured within thirty (30) days of written notice to the Company of the specific acts or omissions comprising such material breach shall enable you to seek any and all remedies at law or in equity.

10.	Binding Effect.

This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

11.	Governing Law and CERTAIN INCIDENTS OF Enforcement.

This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey without regard to the principles of conflict of laws. Additionally, any action to enforce the terms of this Agreement shall be commenced exclusively in the federal or state courts of the State of New Jersey. Both parties consent to the exclusive jurisdiction of the federal and state courts in the State of New Jersey and waive any claim under the doctrine of forum non conveniens.

12.	Time to Consider Agreement and Effective Date.

You have twenty-one (21) days from the date of this Agreement (as indicated on the first page hereof) to review and consider this Agreement and to the extent that you have elected to execute and deliver this Agreement sooner you acknowledge that you have done so voluntarily and knowingly. You may accept this Agreement by signing it prior to the expiration of the twenty-one (21) day review period and returning an executed original to Kevin M. Covert, Honeywell International Inc, 101 Columbia Road, Morristown, New Jersey 07962. You have seven (7) days after signing this Agreement to revoke your decision by indicating your desire to do so in a written revocation notice delivered to Kevin M. Covert prior to the expiration of such revocation period.

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This Agreement shall be fully effective and binding upon all parties hereto immediately following the expiration of the revocation period, so long as you have not revoked this Agreement during such time.

13.	Acknowledgments.

You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) are hereby advised by the Company, in this writing, to consult with an attorney of your choice before signing this Agreement; (c) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with an attorney of your choice, or have had a reasonable opportunity to do so; and (d) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

14.	409A Considerations.

It is intended that this Agreement be administered in compliance with Section 409A of the Code, including, but not limited to, any future amendments to Code Section 409A, and any other Internal Revenue Service (“IRS”) or other governmental rulings or interpretations issued pursuant to Section 409A (together, “Section 409A”) so as not to subject you to payment of interest or any additional tax under Section 409A. The parties intend for any payments under this Agreement either to satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit can be made without incurring such additional tax. In addition, to the extent that Section 409A or any IRS guidance issued under Section 409A would result in you being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall minimize any negative economic effect on you and be reasonably determined in good faith by the Company and you. As a “specified employee” as defined in Section 409A, any amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code shall not be paid before the expiration of a period of six (6) months following the date of the termination of your employment. In such case, you shall receive all such deferred amounts retroactively in a single sum and the balance thereof as otherwise provided. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Section 409A; provided that, in the event that any excise tax or interest amount (“409A Amount”) is imposed on you as a result of any negligent act or omission by the Company, the Company shall reimburse you for any such 409A Amount, grossed-up for taxes at an assumed total tax rate of forty percent (40%).

15.	Headings and Captions.

The headings and captions in this Agreement are provided for reference and convenience only. They shall not be considered part of the Agreement and shall not be employed in the construction of the Agreement.

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16.	NOTICES.

All notices provided under this Agreement shall be sent by commercial overnight courier, signature required, or by certified mail, signature required, as follows:

To the Company:

Kevin M. Covert, Esquire

Vice President and Deputy General Counsel

Human Resources

Honeywell International Inc.

101 Columbia Road

Morristown, New Jersey 07962 USA

To the Executive:

David J. Anderson

With a Copy to:

Todd Garvelink, Esquire

Morrison Cohen LLP

909 Third Avenue

New York, NY 10022-4784

tgarvelink@morrisoncohen.com

17.	COUNTERPARTS.

This Agreement may be executed in any number of original or facsimile counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

18.	Severability and Interpretation.

If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

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IN WITNESS WHEREOF, the parties hereto have approved and executed this Agreement as of the dates set forth below:

/s/ David J. Anderson	Date: April 7, 2014
DAVID J. ANDERSON

HONEYWELL INTERNATIONAL INC.

By:	/s/ Mark R. James	Date: April 7, 2014
MARK R. JAMES
Senior Vice President
Human Resources, Communications and Procurement
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EXHIBIT A

Omnibus Resignation Letter

Kevin M. Covert, Esquire

Vice President and Deputy General Counsel

Honeywell International Inc.

101 Columbia Road

Morristown, New Jersey 07962

May 31, 2014

Ladies and Gentlemen:

Effective as of the close of business on May 31, 2014 (the “Separation Date”), I hereby resign my employment with Honeywell International Inc. and all of its affiliates and subsidiaries (the “Company”). In addition, I hereby resign from any and all other capacities, offices and positions with the Company effective as of the Separation Date.

Sincerely,

David J. Anderson
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EXHIBIT B

Consulting Agreement

[attached]

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